Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of USG Corporation (the “Corporation”) of our report dated February 9, 2015, with respect to the consolidated statements of income, comprehensive income, changes in equity and cash flows of USG Boral Buildings Products Pty Limited and its controlled entities for the year ended June 30, 2014, which report appears in the December 31, 2016 Annual Report on Form 10-K of the Corporation, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ KPMG
KPMG
Sydney, NSW Australia
November 29, 2017